Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Allan Urlis, Director of Media Relations                         (515) 281-2785


                    Salton Sea Funding Corporation Announces
                          Redemption of Series F Bonds


         OMAHA, Neb. - Jan. 30, 2004 - Salton Sea Funding Corporation announced today that its board of directors has authorized the redemption of $136,383,000 of the outstanding principal amount of its 7.475% Senior Secured Series F Bonds due Nov. 30, 2018.
         The redemption is made pursuant to Section 2(j) of Salton Sea Funding's Fourth Supplemental Indenture at the option of Salton Sea Funding as substantial completion of the Zinc Recovery Project owned by CalEnergy Minerals LLC has not occurred and CalEnergy Minerals has used reasonable efforts to cause such Zinc Recovery Project to achieve substantial completion on or prior to its guaranteed substantial completion date.
         The Trustee was notified of the election to effect redemption of the Series F Bonds, which will be redeemed on March 1, 2004, at a redemption price of 100% of the principal amount being redeemed plus accrued but unpaid interest to the redemption date. The redemption price will be paid to holders of the Series F Bonds on the redemption date.
         Salton Sea Funding expects to make a demand on MidAmerican Energy Holdings Company for the amount remaining on MidAmerican's guarantee of the Series F Bonds in order to fund the redemption. Upon such expected demand and payment under MidAmerican's guarantee, MidAmerican will have no further payment obligation thereunder.
         Salton Sea Funding Corporation is an indirect, wholly-owned subsidiary of CE Generation, LLC, a limited liability company the membership interests of which are owned by MidAmerican and TransAlta USA Inc.